EXHIBIT 12
                               WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)






                                                First Half                                   Fiscal Years
                                          ----------------------     --------------------------------------------------------------
                                             2000         1999         1999         1998         1997         1996          1995
                                          ---------    ---------     --------     ---------    ---------    ---------    ----------

Earnings:
Income from continuing
   operations before taxes                $    78.1    $    (5.3)    $   71.6     $  152.2     $   69.9     $   127.7    $   118.2

Fixed charges                                  45.7         30.3         73.5         51.5         75.6          74.4         76.7
                                          ---------    ---------     --------     --------     --------     ---------    ---------

Earnings as adjusted                      $   123.8    $    25.0     $  145.1     $  203.7     $  145.5     $   202.1    $   194.9
                                          =========    =========     ========     ========     ========     =========    =========

Fixed charges:
Interest expense                          $    42.4    $    27.6     $   67.1     $   46.4     $   69.0     $    68.2    $    70.3

Preferred stock dividend requirements
   of majority owned subsidiary                  --           --           --           --          1.7           1.5          1.4
Portion of rents representative
   of interest factor                           3.3          2.7          6.4          5.1          4.9           4.7          5.0
                                          ---------    ---------     --------     --------     --------     ---------    ---------
   Fixed charges                          $    45.7    $    30.3     $   73.5     $   51.5     $   75.6     $    74.4    $    76.7
                                          =========    =========     ========     ========     ========     =========    =========

Ratio of earnings to
   fixed charges*                               2.7x         0.8x         2.0x         4.0x         1.9x          2.7x         2.5x
                                          =========    =========     ========     ========     ========     =========    =========


* Whitman Corporation recorded special charges of $27.9 million in the second and third quarters of 1999, as well as a $56.3 million pretax charge in the second quarter of 1999 to reduce the book value of non-operating real estate. In addition, Whitman Corporation recorded an $11.4 million pretax gain in the first quarter of 1999 on the sale of operations in Marion, Virginia; Princeton, West Virginia and the St. Petersburg area of Russia, as well as a $1.9 million increase to this gain in the fourth quarter of 1999. Excluding these full year charges and credits, the ratio of earnings to fixed charges for fiscal year 1999 would have been 2.9x. Excluding the first half 1999 charges and credits, the ratio of earnings to fixed charges for the first half of 1999 would have been 3.1x.

    Intercompany interest income from Hussmann and Midas was $1.6 million, $23.1 million, $23.7 million and $21.8 million in 1998, 1997, 1996 and 1995, respectively. If the fixed charges had been reduced by this intercompany interest income, the ratio of earnings to fixed charges for 1998, 1997, 1996 and 1995 would have been 4.1x, 2.3x, 3.5x and 3.2x, respectively.

    Whitman Corporation recorded special charges of $49.3 million during 1997. Excluding these special charges, the 1997 ratio of earnings to fixed charges would have been 2.6x. Additionally, if the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x.